Exhibit 99.1

Sportsman's Warehouse Holdings, Inc. Announces

Fourth Quarter and Fiscal Year 2024 Financial Results

Q4 same store sales of -0.5% on comparable 13-week basis, versus -12.8% in Q4 last year

Q4 Adj EBITDA of $14.6 million versus $5.3 million in Q4 last year; reduced net debt by $27.3 million versus end of last year

Inventory decreased $12.8 million versus end of last year; ended FY2024 with liquidity of $131.1 million

Significantly outperformed the Q4 adjusted NICS data

Expects positive same store sales in 2025

WEST JORDAN, Utah, April 1, 2025--Sportsman's Warehouse Holdings, Inc. (“Sportsman's Warehouse” or the “Company”) (Nasdaq: SPWH) today announced financial results for the thirteen and fifty-two weeks ended February 1, 2025.

“We were pleased that our quarterly trends continued to improve, with same store sales down slightly at 0.5% in the fourth quarter on a year-over-year comparable 13-week basis,” said Paul Stone, President and Chief Executive Officer of Sportsman’s Warehouse. “The business also continues to outpace the adjusted NICS data, suggesting that we are taking share and outselling the industry in our core hunting and shooting sports category. The changes that we implemented earlier in the year to improve the in-store experience and refine our merchandise to meet the needs of local and seasonal demand are paying off. We ended the year with lower and cleaner than forecasted inventory and generated positive cash flow for the full year.”

Mr. Stone continued, “For 2025, we expect to see a return to comparable same store sales growth, while we continue to navigate a challenging macroeconomic backdrop. Our key initiatives for the year will be centered on our unique role in the market to build strong community connections and be the local choice for hunting and fishing solutions, which is the DNA of Sportsman’s Warehouse. Our strategic edge is that we have the scale to out-assort the local independents, and out-local the big box competitors. Through a disciplined merchandising approach to ‘win the seasons’, we believe we are well positioned to take a greater share of the growing outdoor market.”

For the thirteen weeks ended February 1, 2025:

•
Net sales were $340.4 million, a decrease of 8.1%, compared to $370.4 million in the fourth quarter of fiscal year 2023. The net sales decrease was primarily driven by fiscal year 2023 containing 14 weeks of operations in its fourth quarter compared to only 13 weeks of operations during the fourth quarter of fiscal year 2024. The additional week of operations in the fourth quarter of 2023 contributed $27.1 million of additional revenue. On a comparable 13-week basis, net sales decreased 0.9% compared with the fourth quarter of fiscal 2023.

•
Same store sales decreased 0.5% on a 13-week comparable basis, compared with the fourth quarter of fiscal year 2023.
•
Gross profit was $103.6 million or 30.4% of net sales, compared to $99.4 million or 26.8% of net sales in the fourth quarter of fiscal year 2023. This increase was primarily due to improvements in our product margins in our apparel and footwear departments versus last year during which clearance events in our apparel and footwear departments put significant pressure on gross margins.
•
Selling, general and administrative (SG&A) expenses were $100.0 million or 29.4% of net sales, compared to $107.3 million or 29.0% of net sales in the fourth quarter of fiscal year 2023. The decrease in absolute dollars is primarily due to lower payroll and other operating expenses.
•
Net loss was $(8.7) million, compared to net loss of $(8.7) million in the fourth quarter of fiscal year 2023. Adjusted net income was $1.6 million compared to adjusted net loss of $(7.5) million in the fourth quarter of fiscal year 2023 (see “GAAP and Non-GAAP Financial Measures”).
•
Adjusted EBITDA was $14.6 million, compared to $5.3 million in the fourth quarter of fiscal year 2023 (see “GAAP and Non-GAAP Financial Measures”).
•
Diluted loss per share was $(0.23) compared to diluted loss per share of $(0.23) in the fourth quarter of fiscal year 2023. Adjusted diluted earnings per share was $0.04 compared to adjusted diluted loss per share of $(0.20) for the fourth quarter of fiscal year 2023 (see “GAAP and Non-GAAP Financial Measures”).

For the fifty-two weeks ended February 1, 2025:

•
Net sales were $1,197.6 million, compared with $1,288.0 million or a decrease of 7.0% compared to fiscal year 2023. Net sales decreased primarily due to the continued impact of consumer inflationary pressures and recessionary concerns on discretionary spending, resulting in a decline in store traffic and lower sales demand across most product categories. These headwinds were partially offset by sales growth in our fishing department. Net sales in fiscal year 2023 were positively impacted by $16.3 million of net sales due to fiscal year 2023 having an additional week of operations as compared to fiscal year 2024.
•
Same store sales decreased 7.8% during fiscal year 2024 compared to fiscal year 2023, excluding the extra week of sales in fiscal year 2023. This decrease was due to lower sales across most product categories.
•
Gross profit was $370.5 million or 30.9% of net sales, as compared to $383.4 million or 29.8% of net sales for fiscal year 2023. The improvement in gross margin was primarily due to increased product margins in our apparel and footwear departments versus fiscal year 2023 during which clearance events in our apparel and footwear departments put pressure on gross margins.
•
SG&A expenses decreased by $20.1 million to $388.7 million or 32.5% of net sales, compared with $408.8 million or 31.7% of net sales for fiscal year 2023. This decrease was primarily due to lower payroll and pre-opening expenses related to our ongoing cost reduction efforts and decision not to open new stores in fiscal year 2024. On a per store basis, our payroll and other operating expenses were down approximately 11% and 5%, respectively, compared with fiscal year 2023.
•
Net loss was $(33.1) million compared to net loss of ($29.0) million in fiscal year 2023. Adjusted net loss was $(20.2) million compared to adjusted net loss of $(24.1) million in fiscal year 2023 (see “GAAP and Non-GAAP Financial Measures”).
•
Adjusted EBITDA was $29.6 million compared to $24.6 million in fiscal year 2023 (see “GAAP and Non-GAAP Financial Measures”).

•
Diluted loss per share was $(0.87) for fiscal year 2024, compared to diluted loss per share of $(0.77) in fiscal year 2023. Adjusted diluted loss per share was $(0.53) for fiscal year 2024 compared to adjusted diluted loss per share of $(0.64) in fiscal year 2023 (see “GAAP and Non-GAAP Financial Measures”). Earnings per share was impacted by a non-cash valuation allowance on deferred tax assets of $10.1 million. This impacted diluted loss per share by $(0.27) and has been added back for adjusted diluted loss per share.

Balance sheet and capital allocation highlights as of February 1, 2025:

•
The Company ended the year with net debt of $95.9 million, comprised of $2.8 million of cash on hand, $24.1 million of net borrowings outstanding under the Company’s term loan facility and $74.7 million of net borrowings outstanding under the Company’s revolving credit facility. Inventory at the end of the year was $342.0 million.
•
Total liquidity was $131.1 million as of the end of fiscal year 2024, comprised of $128.3 million of availability on the term loan and revolving credit facilities and $2.8 million of cash on hand.

2025 Outlook:

For fiscal year 2025, the Company expects net sales to be in the range of down 1.0% to positive 3.5% and adjusted EBITDA to be in the range of $33 million to $45 million. The Company also expects capital expenditures for 2025 to be in the range of $20 million to $25 million, primarily consisting of technology investments relating to merchandising and store productivity and general store maintenance. The Company anticipates opening one new store during fiscal year 2025 in Surprise, Arizona.

The Company has not reconciled expected adjusted EBITDA for fiscal year 2025 to GAAP net income because the Company does not provide guidance for net (loss) income and is not able to provide a reconciliation to net (loss) income without unreasonable effort. The Company is not able to estimate net (loss) income on a forward-looking basis without unreasonable efforts due to the variability and complexity with respect to the charges excluded from Adjusted EBITDA.

Jeff White, Chief Financial Officer of Sportsman’s Warehouse said, “During the fourth quarter we successfully moved through our seasonal inventory, which facilitated a cleaner and better than planned year-end inventory balance, and used our excess cash flow to reduce our debt balance. To improve our profitability in 2025, we will continue to closely manage our variable expenses and expect modest improvements to our gross margins. Through our improvements in core product in-stocks, and focus on local relevance in our grass roots categories of hunting and fishing, we believe we can achieve same store sales growth in 2025, even with the tough economic environment.”

Conference Call Information:

A conference call to discuss fourth quarter and fiscal year 2024 financial results is scheduled for April 1, 2025, at 5:00 PM Eastern Time. The conference call will be webcast and may be accessed via the Investor Relations section of the Company’s website at www.sportsmans.com.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (the “SEC”) and that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): adjusted net (loss) income, adjusted diluted (loss) earnings per share and adjusted EBITDA. The Company defines adjusted net (loss) income as net (loss) income plus expenses incurred relating to director and officer transition costs, costs related to the implementation of our cost reduction plan, costs related to legal settlements and related fees and expenses, and fees and expenses related to a settlement in the cancellation of a contract related to our information technology systems. Net (loss) income is the most comparable GAAP financial measure to adjusted net (loss) income. The Company defines adjusted diluted (loss) earnings per share as adjusted net (loss) income divided by diluted weighted average shares outstanding. Diluted (loss) earnings per share is the most comparable GAAP financial measure to adjusted diluted (loss) earnings per share. The Company defines Adjusted EBITDA as net (loss) income plus interest expense, income tax expense (benefit), depreciation and amortization, stock-based compensation expense, transition and severance costs related to director and officer transitions, and expenses that we do not believe are indicative of our ongoing expenses. Net (loss) income is the most comparable GAAP financial measure to adjusted EBITDA. The Company has reconciled these non-GAAP financial measures to the most directly comparable GAAP financial measures under “GAAP and Non-GAAP Financial Measures” in this release. As noted above, the Company has not provided a reconciliation of fiscal year 2024 guidance for Adjusted EBITDA, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.

The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors and are frequently used by analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a more meaningful comparison of its diluted (loss) earnings per share and actual results on a period-over-period basis. The Company has provided this information as a means to evaluate the results of its ongoing operations. Management uses this information as additional measurement tools for purposes of business decision-making, including evaluating store performance, developing budgets and managing expenditures. Other companies in the Company’s industry may calculate these items differently than the Company does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company’s management believes that these non-GAAP financial measures allow investors to evaluate the Company’s operating performance and compare its results of operations from period to period on a consistent basis by excluding items that management does not believe are indicative of the Company’s core operating performance. The presentation of such measures, which may include adjustments to exclude unusual or non-recurring items, should not be construed as an inference that the Company’s future results, cash flows or leverage will be unaffected by other unusual or non-recurring items.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include, but are not limited to, statements regarding our expectation to see a return to comparable same store sales growth in fiscal year 2025; our belief that we are well positioned to take a greater share of the growing outdoor market; our guidance for net sales, Adjusted EBITDA and capital expenditures for fiscal year 2025; our expectation to open one new store in fiscal year 2025; our ability to closely manage our variable expenses to improve our profitability; and our expectation to improve our gross margins. Investors can identify these statements by the fact that they use words such as “aim,” “anticipate,” “assume,” “believe,” “can have,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “likely,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “should,” “target,” “will,” “would” and similar terms and phrases. These forward-looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions. We derive many of our forward-looking statements from our own operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that predicting the impact of known factors is very difficult, and we cannot anticipate all factors that could affect our actual results. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to many factors including, but not limited to: current and future government regulations, in particular regulations relating to the sale of firearms and ammunition, which may impact the supply and demand for the Company’s products and ability to conduct its business; the Company’s retail-based business model which is impacted by general economic and market conditions and economic, market and financial uncertainties that may cause a decline in consumer spending; the Company’s concentration of stores in the Western United States which makes the Company susceptible to adverse conditions in this region, and could affect the Company’s sales and cause the Company’s operating results to suffer; the highly fragmented and competitive industry in which the Company operates and the potential for increased competition; changes in consumer demands, including regional preferences, which we may not be able to identify and respond to in a timely manner; the Company’s entrance into new markets or operations in existing markets, including the Company’s plans to open additional stores in future periods, which may not be successful; the Company’s implementation of a plan to reduce expenses in response to adverse macroeconomic conditions, including an increased focus on financial discipline and rigor throughout the Company’s organization; impact of general macroeconomic conditions, such as labor shortages, inflation, elevated interest rates, economic slowdowns, and recessions or market corrections; and other factors that are set forth in the Company's filings with the SEC, including under the caption “Risk Factors” in the Company’s Form 10-K for the fiscal year ended February 3, 2024, which was filed with the SEC on April 4, 2024, and the Company’s other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Sportsman's Warehouse Holdings, Inc.

Sportsman’s Warehouse Holdings, Inc. is an outdoor specialty retailer focused on meeting the needs of the seasoned outdoor veteran, the first-time participant, and everyone in between. We provide outstanding gear and exceptional service to inspire outdoor memories.

For press releases and certain additional information about the Company, visit the Investor Relations section of the Company's website at www.sportsmans.com.

Investor Contact:

Riley Timmer

Vice President, Investor Relations & Corp. Development

Sportsman’s Warehouse

(801) 566-6681

investors@sportsmans.com

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(amounts in thousands, except per share data)

	For the Fiscal Quarters Ended

	February 1, 2025	% of net sales	February 3, 2024	% of net sales	YOY Variance
Net sales	$340,398	100.0%	$370,394	100.0%	$(29,996)
Cost of goods sold	236,824	69.6%	271,027	73.2%	(34,203)
Gross profit	103,574	30.4%	99,367	26.8%	4,207

Operating expenses:
Selling, general and administrative expenses	99,978	29.4%	107,300	29.0%	(7,322)
Income from operations	3,596	1.0%	(7,933)	(2.2%)	11,529
Other losses	155	0.0%	-	0.0%	155
Interest expense	2,870	0.8%	3,351	0.9%	(481)
Income before income tax expense	571	0.2%	(11,284)	(3.1%)	11,855
Income tax expense	9,294	2.7%	(2,545)	(0.7%)	11,839
Net income	$(8,723)	(2.5%)	$(8,739)	(2.4%)	$16

Earnings per share
Basic	$(0.23)		$(0.23)		$-
Diluted	$(0.23)		$(0.23)		$-

Weighted average shares outstanding
Basic	38,045		37,457		588
Diluted	38,045		37,457		588

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(amounts in thousands, except per share data)

	For the Fiscal Years Ended

	February 1, 2025	% of net sales	February 3, 2024	% of net sales	YOY Variance
Net sales	$1,197,633	100.0%	$1,287,987	100.0%	$(90,354)
Cost of goods sold	827,167	69.1%	904,574	70.2%	(77,407)
Gross profit	370,466	30.9%	383,413	29.8%	(12,947)

Operating expenses:
Selling, general and administrative expenses	388,705	32.5%	408,750	31.7%	(20,045)
Income from operations	(18,239)	(1.6%)	(25,337)	(1.9%)	7,098
Other losses	612	0.1%	-	0.0%	612
Interest expense	12,278	1.0%	12,869	1.0%	(591)
Income before income tax expense	(31,129)	(2.7%)	(38,206)	(2.9%)	7,077
Income tax expense	1,930	0.2%	(9,209)	(0.7%)	11,139
Net income	$(33,059)	(2.9%)	$(28,997)	(2.2%)	$(4,062)

Earnings per share
Basic	$(0.87)		$(0.77)		$(0.10)
Diluted	$(0.87)		$(0.77)		$(0.10)

Weighted average shares outstanding
Basic	37,808		37,489		319
Diluted	37,808		37,489		319

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(amounts in thousands, except par value data)

	February 1,	February 3,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$2,832	$3,141
Accounts receivable, net	2,410	2,119
Merchandise inventories	341,958	354,710
Prepaid expenses and other	18,802	20,078
Total current assets	366,002	380,048
Operating lease right of use asset	316,499	309,377
Property and equipment, net	167,838	194,452
Goodwill	1,496	1,496
Deferred tax asset	—	505
Definite lived intangibles, net	267	327
Total assets	$852,102	$886,205

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$64,041	$56,122
Accrued expenses	95,946	83,665
Income taxes payable	194	126
Operating lease liability, current	49,128	48,693
Revolving line of credit	74,654	126,043
Total current liabilities	283,963	314,649
Long-term liabilities:
Deferred income taxes	946	—
Term loan, net	24,067	—
Operating lease liability, noncurrent	307,422	307,000
Total long-term liabilities	332,435	307,000
Total liabilities	616,398	621,649

Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value; 20,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $.01 par value; 100,000 shares authorized; 38,103 and 37,529 shares issued and outstanding, respectively	380	375
Additional paid-in capital	86,000	81,798
Retained earnings	149,324	182,383
Total stockholders' equity	235,704	264,556
Total liabilities and stockholders' equity	$852,102	$886,205

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Statements Cash Flows (Unaudited)

(amounts in thousands)

	Fiscal Year Ended
	February 1,	February 3,
	2025	2024
Cash flows from operating activities:
Net (loss) income	$(33,059)	$(28,997)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation of property and equipment	40,438	38,947
Amortization of discount on debt and deferred financing fees	353	154
Amortization of definite lived intangible	60	62
Loss on asset dispositions	612	—
Noncash lease expense	8,320	17,099
Deferred income taxes	1,451	(10,049)
Stock-based compensation	4,229	4,237
Change in operating assets and liabilities, net of amounts acquired:
Accounts receivable, net	(290)	(67)
Operating lease liabilities	(14,585)	(8,134)
Merchandise inventories	12,752	44,418
Prepaid expenses and other	1,124	2,093
Accounts payable	7,996	1,786
Accrued expenses	4,680	(8,477)
Income taxes payable and receivable	68	(806)
Net cash provided by operating activities	34,149	52,266
Cash flows from investing activities:
Purchase of property and equipment	(14,556)	(79,895)
Proceeds from sale of property and equipment	76	—
Net cash used in investing activities	(14,480)	(79,895)
Cash flows from financing activities:
Net borrowings on line of credit	(51,389)	38,540
Borrowings on term loan	25,000	—
Increase (Decrease) in book overdraft, net	7,568	(6,362)
Proceeds from issuance of common stock per employee stock purchase plan	304	796
Payment of withholdings on restricted stock units	(326)	(1,845)
Payments to acquire treasury stock	—	(2,748)
Payment of deferred financing costs and discount on term loan	(1,135)	—
Net cash (used in) provided by financing activities	(19,978)	28,381
Net change in cash and cash equivalents	(309)	752
Cash and cash equivalents at beginning of period	3,141	2,389
Cash and cash equivalents at end of period	$2,832	$3,141

Fiscal 2023 net sales adjusted for the 53rd week:

	Fiscal Period Ended February 3, 2024
	14 Weeks	53 Weeks
Net sales	$370,394	$1,287,987
Less: additional week (1)	(27,059)	(16,263)
Adjusted net sales	343,335	1,271,724

(1) For fiscal years consisting of 53 weeks, we exclude sales during the identified non-comparable week from our calculation of comparable sales amounts. For fiscal year 2024 comparable sales we have excluded week one sales from fiscal year 2023 for the full year over year comparison. For the fourth quarter of 2024 comparable sales we have excluded week forty from the fourth quarter of fiscal year 2023 .

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

GAAP and Non-GAAP Financial Measures (Unaudited)

(amounts in thousands, except per share data)

Reconciliation of GAAP net (loss) income and GAAP dilutive (loss) earnings per share to adjusted net (loss) income and adjusted diluted (loss) earnings per share:

	For the Fiscal Quarters Ended		For the Fiscal Years Ended
	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Numerator:
Net (loss) income	(8,723)	(8,739)	(33,059)	(28,997)
Executive transition costs (1)	372	1,696	1,081	4,763
Cancelled contract (2)	-	-	911	-
Cost reduction plan (3)	-	-	-	1,216
Legal expense (4)	-	-	1,750	687
Valuation allowance (5)	10,082	-	10,082	-
Less tax benefit	(97)	(441)	(973)	(1,733)
Adjusted net (loss) income	1,634	(7,484)	(20,208)	(24,064)

Denominator:
Diluted weighted average shares outstanding	38,045	37,457	37,808	37,489

Reconciliation of earnings per share:
Dilutive (loss) earnings per share	(0.23)	(0.23)	(0.87)	(0.77)
Impact of adjustments to numerator and denominator	0.27	0.03	0.34	0.13
Adjusted diluted (loss) earnings per share	0.04	(0.20)	(0.53)	(0.64)

(1) Expenses incurred relating to the departure of directors and officers and the recruitment of directors and key members of our senior management team.
(2) Represents fees and expenses related to a settlement in the cancellation of a contract related to our information technology systems.
(3) Severance expenses paid as part of our cost reduction plan implemented during fiscal year 2023.
(4) Represents costs related to legal settlements and related fees and expenses.
(5) A non-cash valuation allowance of $10.1 million was created during fiscal year 2024 related to our Deferred Tax Assets during fiscal year 2024.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

GAAP and Non-GAAP Financial Measures (Unaudited)

(amounts in thousands, except per share data)

Reconciliation of net (loss) income to adjusted EBITDA (1):

	For the Fiscal Quarters Ended		For the Fiscal Years Ended
	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Net (loss) income	(8,723)	(8,739)	(33,059)	(28,997)
Interest expense	2,870	3,351	12,278	12,869
Income tax expense (benefit) (2)	9,294	(2,545)	1,930	(9,209)
Depreciation and amortization	9,962	10,597	40,498	39,009
Stock-based compensation expense (3)	791	896	4,229	4,237
Executive transition costs (4)	372	1,696	1,081	4,763
Cancelled contract (5)	-	-	911	-
Cost reduction plan (6)	-	-	-	1,216
Legal expense (7)	-	-	1,750	687
Adjusted EBITDA	14,566	5,256	29,618	24,575

(1) Beginning with the three months ended October 28, 2023, we no longer add back new store pre-opening expenses to our net (loss) income to determine Adjusted EBITDA. The presentation of past periods has been conformed to the current presentation. For the fiscal year ended February 1, 2025 we did not incur any new store pre-opening expenses. For fiscal year ended February 3, 2024 we incurred $5.8 million in new store pre-opening expenses.

(2) A non-cash valuation allowance of $10.1 million was created during fiscal year 2024 related to our Deferred Tax Assets during fiscal year 2024.

(3) Stock-based compensation expense represents non-cash expenses related to equity instruments granted to outfitters under the Sportsman's Warehouse Holdings, Inc. 2019 Performance Incentive Plan and the Sportsman's Warehouse Holdings, Inc. Employee Stock Purchase Plan.

(4) Expenses incurred relating to the departure of directors and officers and the recruitment of directors and key members of our senior management team.
(5) Represents fees and expenses related to a settlement in the cancellation of a contract related to our information technology systems.
(6) Severance expenses paid as part of our cost reduction plan implemented during fiscal year 2023.
(7) Represents costs related to legal settlements and related fees and expenses.